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                                                                    Exhibit 99.1


Asyst Announces $75 Million Private Offering of Convertible Subordinated Notes

FREMONT, Calif.--June 25, 2001--Asyst Technologies, Inc. (Nasdaq:ASYT) today
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announced that it intends to offer, subject to market and other conditions, $75 million of convertible subordinated notes due 2008 in a private placement. The notes will have a term of seven years and will be convertible into the Company's common stock at the option of the holder, at a price to be determined. The offering is expected to close in July 2001. The Company may also issue up to an additional $11.25 million of notes to cover over-allotments in connection with the offering. The Company intends to use the net proceeds of the offering for general corporate purposes, including working capital.

The notes and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the volatility of semiconductor industry cycles, failure to respond to rapid demand shifts, dependence on a few significant customers, the transition of the industry from 200mm wafers to 300mm wafers, risks associated with the acceptance of new products and product capabilities, including our Plus Portal systems, competition in the semiconductor equipment industry, failure to efficiently integrate acquired companies, failure to retain employees, and other factors more fully detailed in the Company's annual report on Form 10-K for the year ended March 31, 2001 filed with the Securities and Exchange Commission on June 19, 2001.

About Asyst: Asyst Technologies, Inc. is a leading provider of integrated automation systems for the semiconductor manufacturing industry, which enable semiconductor manufacturers to increase their manufacturing productivity and protect their investment in silicon wafers during the manufacture of integrated circuits, or ICs. Through its ``Value-Assured Fab'' strategy, Asyst offers a broad range of 200mm and 300mm solutions that enable the safe transfer of wafers and information between the process equipment and the fab line throughout the IC fabrication process, while reducing IC damage caused by human, environmental, mechanical and chemical factors. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst's modular, interoperable solutions allow chipmakers and original equipment manufacturers, or OEMs, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst's homepage is http://www.asyst.com
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